Exhibit 99.1

ROUSE PROPERTIES PROMOTES BRIAN HARPER TO CHIEF OPERATING OFFICER

NEW YORK (April 22, 2015) – Rouse Properties, Inc. (NYSE: RSE) (“Rouse” or the “Company”), a leading owner of regional malls, today announced it has promoted Brian Harper, former Executive Vice President of Leasing & Acquisitions, to Chief Operating Officer.  Ben Schall, Rouse’s prior Chief Operating Officer, is leaving the Company to pursue a new opportunity.

“We are extremely pleased to name Brian Harper as our new Chief Operating Officer, given his strong track record and proven leadership as head of our leasing and acquisitions initiatives,” stated Andrew Silberfein, President and Chief Executive Officer of Rouse Properties. “With his expanded responsibilities, Brian brings a unique combination of deep market knowledge and relationships with key retailers as we continue to drive leasing at our malls and execute on our strategic capital initiatives to improve and upgrade the retail experience throughout our portfolio. He is an innovative and strategic leader and has consistently executed at the highest levels. I would like to thank Ben Schall for all his contributions to Rouse, and we wish him the best.”

Since Rouse’s formation in 2012, Mr. Harper has played a key role in executing the Company’s growth strategy, business plan and creating long-term value through innovative merchandising initiatives. To date, Mr. Harper and his team have leased approximately 6.6 million square feet and have significantly enhanced the merchandise mix of Rouse’s portfolio by creating and expanding relationships with category-leading retail, restaurant and entertainment brands.  In 2014, he was honored as one of Chain Store Age’s top ten individuals under the age of 40 who are making a significant impact in retail real estate.

About Rouse Properties

Rouse Properties, Inc. (NYSE:RSE) is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 35 malls in 21 states encompassing over 25 million square feet of space. For more information, visit www.rouseproperties.com.

Rouse Properties, Inc.
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Missy Heanue
melissa.heanue@rouseproperties.com
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Investor Relations
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